For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2026 FIRST QUARTER RESULTS
PHOENIX, July 31, 2025 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the first fiscal quarter ended June 28, 2025.
Quarterly Highlights
•Net revenue was $557 million, up $79 million or 16.6% compared to $478 million in the first quarter of the prior year, primarily on home sales volume growth.
•Home sales volume was up 14.7% and capacity utilization increased to approximately 75% from approximately 65% in the first quarter of the prior year.
•Factory-built housing Gross profit as a percentage of Net revenue was 22.6%, unchanged from the same period in the prior year.
•Financial services Gross profit as a percentage of Net revenue was 40.9%, compared to Gross profit of (0.6)% in the same period in the prior year.
•Income before income taxes was $65.3 million, up $21.4 million, or 48.9% compared to $44 million in the same period in the prior year.
•Net income per diluted share attributable to Cavco common stockholders was $6.42, up 56%, compared to $4.11 in the prior year quarter on higher Factory-built housing volume and stronger Financial services results.
•Backlogs totaled $200 million at the end of the quarter representing 5-7 weeks of production.
•Stock repurchases were approximately $50 million in the quarter. $178 million remains available for repurchases under our previously announced Board authorizations.

Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "Our plants have been increasing run rates over the past few quarters in anticipation of continued order growth, where order rates and backlogs have supported. This quarter rewarded those decisions with higher shipments and stable quarter-to-quarter consolidated backlog. Financial Services also contributed to the strong results. The market remains uncertain and our flexible business model makes us well positioned to adjust as needed."

He continued, "As previously announced this month, we entered into a definitive agreement to acquire American Homestar Corporation. Operational excellence like our team demonstrated this quarter, and the solid balance sheet we have maintained through the years has given us the ability to pursue exciting opportunities like this. At Cavco, we couldn't be more excited to join forces with the America Homestar team and expand our reach in the South Central US as we continue to put more families into affordable homes."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	June 28, 2025	June 29, 2024	Change
Net revenue
Factory-built housing	$535,694	$458,048	$77,646	17.0%
Financial services	21,163	19,551	1,612	8.2%
	$556,857	$477,599	$79,258	16.6%

Factory-built modules sold	8,900	7,671	1,229	16.0%

Factory-built homes sold (consisting of one or more modules)	5,416	4,721	695	14.7%

Net factory-built housing revenue per home sold	$98,910	$97,024	$1,886	1.9%

•In the factory-built housing segment, the increase in Net revenue was due to higher home sales volume and an increase in Net revenue per home sold.
•Financial services segment Net revenue increased due to higher insurance premiums.

	Three Months Ended
($ in thousands)	June 28, 2025	June 29, 2024	Change
Gross profit
Factory-built housing	$120,845	$103,510	$17,335	16.7%
Financial services	8,661	(108)	8,769	NM
	$129,506	$103,402	$26,104	25.2%

Gross profit as % of Net revenue
Consolidated	23.3%	21.7%	N/A	1.6%
Factory-built housing	22.6%	22.6%	N/A	—%
Financial services	40.9%	(0.6)%	N/A	41.5%

Selling, general and administrative expenses
Factory-built housing	$63,154	$59,720	$3,434	5.8%
Financial services	5,994	5,131	863	16.8%
	$69,148	$64,851	$4,297	6.6%

Income from operations
Factory-built housing	$57,691	$43,790	$13,901	31.7%
Financial services	2,667	(5,239)	7,906	NM
	$60,358	$38,551	$21,807	56.6%

•In the factory-built housing segment, Gross profit increased due to an increase in home sales volume. Selling, general and administrative expenses were up as a result of higher incentive based compensation due to higher earnings compared to the prior year period.

•In the financial services segment, Gross profit and Income from operations increased primarily due to the insurance division having lower claims losses as the prior year period was significantly impacted by multiple weather events in Texas and New Mexico, as well as increased premiums and reduced costs from improved underwriting guidelines.

	Three Months Ended
($ in thousands, except per share amounts)	June 28, 2025	June 29, 2024	Change
Interest income	$5,103	$5,511	$(408)	(7.4)%
Net income	$51,642	$34,429	$17,213	50.0%
Diluted net income per share	$6.42	$4.11	$2.31	56.2%

Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, August 1, 2025, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register
https://register-conf.media-server.com/register/BI6e84163426a04bcea94ccbd103c8f8e7 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Cavco's current expectations and projections with respect to our expected future business and financial performance, including, among other things: (i) expected financial performance and operating results, such as revenue and gross margin percentage; (ii) our liquidity and financial resources; (iii) our outlook with respect to the Company and the manufactured housing business in general; (iv) the expected effect of certain risks and uncertainties on our business; and (iv) the strength of Cavco's business model. These statements may be preceded by, followed by, or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other factors, Cavco's ability to manage: (i) customer demand and the availability of financing for our products; (ii) labor shortages and the pricing, availability, or transportation of raw materials; (iii) the impact of local or national emergencies; (iv) excessive health and safety incidents or warranty and construction claims; (v) increases in cancellations of home sales; (vi) information technology failures or cyber incidents; (vii) our ability to maintain the security of personally identifiable information of our customers, (viii) compliance with the numerous laws and regulations applicable to our business, including state, federal, and foreign laws relating to manufactured housing, privacy, the internet, and accounting matters; (ix) successful defense against litigation, government inquiries, and investigations, and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Cavco. The forward-looking statements herein represent the judgment of Cavco as of the date of this release and Cavco disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports, and other filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended March 29, 2025 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Understanding the information contained in these filings is important in order to fully understand Cavco's reported financial results and our business outlook for future periods.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 28, 2025	March 29, 2025
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$344,626	$356,225
Restricted cash, current	23,213	18,535
Accounts receivable, net	116,261	105,849
Short-term investments	17,821	19,842
Current portion of consumer loans receivable, net	37,795	35,852
Current portion of commercial loans receivable, net	47,102	43,492
Current portion of commercial loans receivable from affiliates, net	1,850	2,881
Inventories	258,068	252,695
Prepaid expenses and other current assets	68,536	74,815
Total current assets	915,272	910,186
Restricted cash	585	585
Investments	19,362	18,067
Consumer loans receivable, net	20,152	20,685
Commercial loans receivable, net	53,403	48,605
Commercial loans receivable from affiliates, net	5,247	4,768
Property, plant and equipment, net	231,880	227,620
Goodwill	121,969	121,969
Other intangibles, net	16,359	16,731
Operating lease right-of-use assets	34,118	35,576
Deferred income taxes	1,270	1,853
Total assets	$1,419,617	$1,406,645
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$42,077	$37,195
Accrued expenses and other current liabilities	275,203	265,971
Total current liabilities	317,280	303,166
Operating lease liabilities	30,188	31,538
Other liabilities	7,316	7,359
Total liabilities	354,784	342,063
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,453,363 and 9,436,732 shares, respectively; Outstanding 7,916,350 and 8,008,012, respectively	95	94
Treasury stock, at cost; 1,537,013 and 1,428,720 shares, respectively	(474,993)	(424,624)
Additional paid-in capital	289,821	290,940
Retained earnings	1,249,805	1,198,163
Accumulated other comprehensive income	105	9
Total stockholders' equity	1,064,833	1,064,582
Total liabilities and stockholders' equity	$1,419,617	$1,406,645

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	June 28, 2025	June 29, 2024
Net revenue	$556,857	$477,599
Cost of sales	427,351	374,197
Gross profit	129,506	103,402
Selling, general and administrative expenses	69,148	64,851
Income from operations	60,358	38,551
Interest income	5,103	5,511
Interest expense	(164)	(90)
Other expense, net	—	(111)
Income before income taxes	65,297	43,861
Income tax expense	(13,655)	(9,432)
Net income	$51,642	$34,429

Net income per share
Basic	$6.49	$4.15
Diluted	$6.42	$4.11
Weighted average shares outstanding
Basic	7,953,720	8,286,476
Diluted	8,041,008	8,372,254

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 28, 2025	June 29, 2024
Capital expenditures	$9,009	$4,914
Depreciation	$4,797	$4,369
Amortization of other intangibles	$372	$392

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